Exhibit 5.2

Paris, June 23, 2014

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 principal amount of 2.100% notes due 2019 (the “Five-Year Fixed Rate Notes”), $250,000,000 principal amount floating rate notes due 2019 (the “Five-Year Floating Rate Notes”) and $1,000,000,000 principal amount of 2.750% notes due 2021 (the “Seven-Year Notes” and, together with the Five-Year Fixed Rate Notes and the Five-Year Floating Rate Notes, the “Notes”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total Capital International”), and the related guarantees of the Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), I, as Group U.S. Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Total Capital International filed with the Securities and Exchange Commission, on April 26, 2012, a registration statement on Form F-3ASR (File No. 333-180967-01) under the Act relating to, among other things, the proposed offer and sale of an unspecified principal amount of Total Capital International’s guaranteed debt securities, including the Notes. The Notes are being issued under an indenture, dated as of February 17, 2012 (the “Indenture”), between Total Capital International and The Bank of New York Mellon, as trustee.

Upon the basis of such examination, I advise you that, in my opinion, assuming that (i) the Registration Statement on Form F-3 dated April 26, 2012 has been duly filed and has become automatically effective under the Act, (ii) the Indenture has been duly authorized and validly executed, (iii) the Notes have been duly authorized and validly executed, and the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TOTAL or Total Capital International, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TOTAL or Total Capital International, as the case may be, (iv) the Guarantees have been duly authorized and validly executed, (v) the text of the Guarantees related to the Notes has been endorsed on the Notes as contemplated in the Indenture and (vi) the Notes have been issued and sold as contemplated in the Registration Statement:

(1)	the Notes constitute valid and legally binding obligations of Total Capital International, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(2)	each of the Guarantees constitutes a valid and legally binding obligation of TOTAL, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Maarten Scholten, General Counsel to TOTAL, which opinion is being delivered to you by such counsel.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ JONATHAN E. MARSH
Jonathan E. Marsh
Group U.S. Counsel